Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

As independent public accountant, I hereby consent to the inclusion of my reports, dated April 15, 2008, relating to the financial statements of Acceptius, Inc. as of and for the year ended December 31, 2007 included in this Form 8-K of Claimsnet.com inc.

/s/

Irving, Texas
April 25, 2008